                           OFFER TO PURCHASE FOR CASH
                    UP TO 300,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT GREATER THAN $16.00
                         NOR LESS THAN $14.50 PER SHARE

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, MONDAY, MAY 15, 2000, UNLESS THE OFFER IS EXTENDED.

    Green Mountain Coffee, Inc., a Delaware corporation (the "Company"), hereby invites you to tender your shares of its Common Stock, $.10 par value (the "Shares"), to the Company at prices, net to you in cash, not greater than $16.00 nor less than $14.50 per Share, as specified by the Company's stockholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Company will determine a single per Share price (not greater than $16.00 nor less than $14.50 per Share) (the "Purchase Price") that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price which will allow it to buy 300,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $16.00 nor less than $14.50 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms hereof. Whenever this offer refers to rights "we' have, actions "we' may take or similar matters it is referring to rights or actions of the Company.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH SHARES.

    THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 117,500 SHARES PURSUANT TO THE OFFER.

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below.

                             D.F. KING & CO., INC.
                                77 Water Street
                                  20(th) Floor
                               New York, NY 10005
                                 (800) 714-3305

    April 17, 2000, as amended

                                   IMPORTANT

    If you desire to tender all or any portion of your Shares you should either
(1) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary, Continental Stock Transfer & Trust Company, and either mail or deliver the stock certificates for such Shares to the Depositary or follow the procedure for book-entry delivery set forth in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that broker, dealer, commercial bank, trust company or other nominee if you desire to tender such Shares. If you desire to tender your Shares and the certificates for such Shares are not immediately available or you cannot comply with the procedure for book-entry transfer by the expiration of the Offer you must tender such Shares by following the procedures for guaranteed delivery set forth in Section 3. YOU MUST PROPERLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION OF THE LETTER OF TRANSMITTAL RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES, IN ORDER TO EFFECT A VALID TENDER OF YOUR SHARES.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                          SECTION                               PAGE
                          -------                             --------
Summary Term Sheet..........................................     (iv)
Introduction................................................       1
 1. Number of Shares; Proration.............................       2
 2. Tenders by Holders of Fewer than 100 Shares.............       3
 3. Procedure for Tendering Shares..........................       4
 4. Withdrawal Rights.......................................       7
 5. Purchase of Shares and Payment of Purchase Price........       7
 6. Certain Conditions of the Offer.........................       8
 7. Price Range of Shares...................................      10
 8. Interest of Directors and Executive Officers;
    Transactions and Arrangements Concerning the Shares.....      10
 9. Background and Purpose of the Offer.....................      16
10. Certain Information About the Company...................      17
11. Source and Amount of Funds..............................      17
12. Effects of the Offer on the Market for Shares;
Registration Under the Exchange Act.........................      18
13. Certain Legal Matters; Regulatory Approvals.............      18
14. Certain Federal Income Tax Consequences.................      18
15. Extension of the Offer; Termination; Amendments.........      21
16. Fees and Expenses.......................................      22
17. Miscellaneous...........................................      23

                               SUMMARY TERM SHEET

    This general summary is provided solely for your convenience and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased.............  300,000 (or such lesser number of Shares as are validly tendered).

Purchase Price...............................  The Company will determine a single per Share net cash price, not greater than $16.00 nor less than
                                               $14.50 per Share that it will pay for Shares validly
                                               tendered. All Shares acquired in the Offer will be
                                               acquired at the Purchase Price even if tendered below
                                               the Purchase Price. Each stockholder desiring to
                                               tender Shares must either specify in the Letter of
                                               Transmittal the minimum price (not greater than
                                               $16.00 nor less than $14.50 per Share, in multiples
                                               of $0.125) at which such stockholder is willing to
                                               have Shares purchased by the Company or that the
                                               stockholder does not wish to specify a price in which
                                               event the shares will be deemed to have been tendered
                                               at the Purchase Price determined by the Company.

How to Tender Shares.........................  See Section 3. Call the Information Agent or consult your broker for assistance.

Brokerage Commissions........................  None.

Stock Transfer Tax...........................  None, if payment is made to the registered holder.

Expiration and Proration Dates...............  Monday, May 15, 2000, at 5:00 p.m., New York City
                                               time, unless extended by the Company.

Payment Date.................................  As soon as practicable after the Expiration Date (as defined in Section 1).

Position of the Company and its Board of
  Directors..................................  Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether
                                               to tender or refrain from tendering Shares.

Withdrawal Rights............................  Tendered Shares may be withdrawn at any time until
                                               5:00 p.m., New York City time, on Monday, May 15,
                                               2000, unless the Offer is extended by the Company,
                                               and after 11:59 P.M., New York City time, on Monday,
                                               June 12, 2000, if not purchased pursuant to the Offer
                                               by such time. See Section 4.

Odd Lots.....................................  There will be no proration of Shares tendered by any stockholder who (1) beneficially owns less than 100
                                               Shares in the aggregate as of April 17, 2000, (2)
                                               continues to beneficially own less than 100 Shares in
                                               the aggregate on the Expiration Date, (3) tenders all
                                               of such Shares at or below the Purchase Price prior
                                               to the Expiration Date and (4) checks the "Odd Lots"
                                               box in the Letter of Transmittal.

    THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

TO THE HOLDERS OF COMMON STOCK OF
  GREEN MOUNTAIN COFFEE, INC.

                                  INTRODUCTION

    We hereby invite you to tender your Shares to us, upon the terms and subject to the conditions of the Offer, at prices, net to you in cash and not greater than $16.00 nor less than $14.50 per Share, specified. We will determine a single per Share Purchase Price (not greater than $16.00 nor less than $14.50 per Share) that we will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by all tendering stockholders, including you. We will select the Purchase Price which will allow us to buy 300,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $16.00 nor less than $14.50 per Share) pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms described below.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

    If more than 300,000 Shares (or such greater number of Shares as we may elect to purchase) are validly tendered before the Expiration Date (as defined in Section 1) at or below the Purchase Price, we will accept Shares for purchase first from all Odd Lot Owners (as defined in Section 2) who validly tender all of their Shares at or below the Purchase Price and then on a pro rata basis, if necessary, from all other stockholders who validly tender Shares at or below the Purchase Price. See Sections 1 and 2. We will return all Shares not purchased under the Offer, including Shares tendered and not withdrawn at prices greater than the Purchase Price and Shares not purchased because of proration. Tendering stockholders will not be obligated to pay brokerage fees or commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on our purchase of Shares pursuant to the Offer. In addition, we will pay certain fees and expenses of Continental Stock Transfer and Trust Co. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent") in connection with the Offer. See Section 16.

    WE DO NOT NOR DOES OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES TO TENDER SUCH SHARES. WE HAVE BEEN ADVISED THAT CERTAIN OF OUR EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 117,500 SHARES PURSUANT TO THE OFFER.

    We are making the offer to promote our long-term objectives of providing a financial return to our stockholders as well as providing those stockholders who desire to sell their Shares with an opportunity to do so. We believe that our purchase of Shares represents an attractive long-term investment that will benefit the Company and its remaining stockholders. See Section 9.

    IF YOU ARE CONSIDERING A SALE OF ALL OR A PORTION OF YOUR SHARES, THE OFFER PROVIDES YOU WITH THE OPPORTUNITY TO DETERMINE THE PRICE OR PRICES (NOT GREATER THAN $16.00 NOR LESS THAN $14.50 PER SHARE) AT WHICH YOU ARE WILLING TO SELL YOUR SHARES AND, IF ANY SUCH SHARES ARE PURCHASED PURSUANT TO THE OFFER, TO SELL THOSE SHARES FOR CASH WITHOUT THE USUAL TRANSACTION COSTS ASSOCIATED WITH OPEN-MARKET SALES. IN ADDITION, THE OFFER MAY GIVE YOU THE OPPORTUNITY TO SELL SHARES AT PRICES GREATER THAN MARKET PRICES PREVAILING PRIOR TO ANNOUNCEMENT OF THE OFFER.

    As of the close of trading on April 3, 2000, there were 3,354,747 Shares outstanding and 286,328 Shares issuable upon exercise of stock options which were exercisable within 60 days thereof. The 300,000 Shares that we are offering to purchase represent approximately 9% of the Shares outstanding as of April 3, 2000 and approximately 8% of the sum of the Shares then outstanding and all Shares issuable upon exercise of stock options which were exercisable within 60 days thereof. The Shares are traded on the Nasdaq National Market System ("NASDAQ") under the symbol "GMCR." On April 3, 2000, the last trading day prior to the announcement of the Offer, the closing per Share sales price as reported on Nasdaq was $14.00. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

1. NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, we will accept for payment and purchase 300,000 Shares or such lesser number of Shares as are validly tendered on or prior to the Expiration Date at a price (determined in the manner set forth below) not greater than $16.00 nor less than $14.50 per Share. THE TERM "EXPIRATION DATE" MEANS 11:59 P.M., NEW YORK CITY TIME, ON MONDAY MAY 15, 2000, UNLESS WE IN OUR SOLE DISCRETION, EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL REFER TO THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED, EXPIRES. See Section 15 for a description of our right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. See also
Section 6. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration. The proration period also expires on the Expiration Date.

    We will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price (not greater than $16.00 nor less than $14.50 per Share) that we will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. We will select a single per Share Purchase Price which will allow us to buy 300,000 Shares (or such lesser number as are validly tendered at prices not greater than $16.00 nor less than $14.50 per Share) pursuant to the Offer. We reserve the right, in our sole discretion, to purchase more than 300,000 Shares pursuant to the Offer.

    If (i) we increase or decrease the price to be paid for Shares or
(ii) increase by 2% of the outstanding shares or decrease the number of Shares being sought, and the Offer is scheduled to expire less than ten business days from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended for ten business days from and including the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 11:59 p.m., New York City time.

    In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares must specify the price or prices (not greater than $16.00 nor less than $14.50 per Share) at which such stockholder is willing to have us purchase the stockholder's Shares. All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering stockholders at our expense as promptly as practicable following the Expiration Date.

    Upon the terms and subject to the conditions of the Offer, if the number of Shares validly tendered prior to the Expiration Date is less than or equal to 300,000 Shares (or such greater number of Shares as we may elect to purchase pursuant to the Offer), we will purchase at the Purchase Price all Shares so tendered.

    Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 300,000 Shares (or such greater number of Shares as we elect to purchase) are validly tendered at or below the Purchase Price, we will accept Shares for purchase in the following order of priority:

    (a) first, all Shares validly tendered at or below the Purchase Price prior to the Expiration Date and not withdrawn by any Odd Lot Owner (as defined in Section 2) who:

       (1) tenders all Shares beneficially owned by such Odd Lot Owner at or below the Purchase Price (partial tenders will not qualify for this preference); and

       (2) completes the section captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

    (b) then, after the purchase of all foregoing Shares, all other Shares validly tendered at or below the Purchase Price before the Expiration Date and not withdrawn on a pro rata basis, if necessary (with adjustments to avoid purchases of fractional shares).

    In the event that proration of tendered Shares is required, we will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each stockholder tendering Shares other than Odd Lot Owners shall be based on the ratio of the number of Shares tendered by such stockholder at or below the Purchase Price to the total number of Shares tendered by all stockholders at or below the Purchase Price other than Odd Lot Owners. Although we do not expect to be able to announce the final results of such proration until approximately seven NASDAQ trading days after the Expiration Date, we will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. You may obtain such preliminary information from the Information Agent and may be able to obtain such information from your broker or financial advisor.

    As described in Section 14, the number of Shares that we purchase from you, and the order in which we purchase shares may affect the federal income tax consequences of such purchase to you and therefore may be relevant to your decision whether to tender Shares. The Letter of Transmittal affords you the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

    Upon the terms and subject to the conditions of the Offer, we will accept for purchase, without proration, all Shares validly tendered on or prior to the Expiration Date at or below the Purchase Price by or on behalf of stockholders who beneficially owned as of the close of business on April 17, 2000, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares ("Odd Lot Owners"). To avoid proration, however, Odd Lot Owners must validly tender at or below the Purchase Price all Shares that such Odd Lot Owner beneficially owns; partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. If you are an Odd Lot Owner wishing to tender, free of proration, all Shares beneficially owned by you, you must complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. IF YOU ARE AN ODD LOT HOLDER, BY ACCEPTING THE OFFER, YOU WOULD NOT ONLY AVOID THE PAYMENT OF BROKERAGE COMMISSIONS BUT WOULD ALSO AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE IN A SALE OF YOUR SHARES.

3. PROCEDURE FOR TENDERING SHARES.

    Proper Tender Of Shares. For Shares to be validly tendered pursuant to the
Offer:

    (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; or

    (b) you must comply with the guaranteed delivery procedure set forth below.

    AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IF YOU DESIRE TO TENDER SHARES PURSUANT TO THE OFFER YOU MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.125) AT WHICH YOUR SHARES ARE BEING TENDERED; PROVIDED, HOWEVER, IF YOU ARE AN ODD LOT OWNER YOU MAY CHECK THE BOX IN THE SECTION ENTITLED "ODD LOTS" INDICATING A TENDER OF ALL OF YOUR SHARES AT THE PURCHASE PRICE OR IF YOU DO NOT WISH TO SPECIFY A PURCHASE PRICE, CHECK THE APPROPRIATE BOX, IN WHICH CASE YOU WILL BE DEEMED TO HAVE TENDERED AT THE PURCHASE PRICE DETERMINED BY THE COMPANY IN ACCORDANCE WITH THE TERMS OF THE OFFER. IF YOU DESIRE TO TENDER SHARES AT MORE THAN ONE PRICE YOU MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED, EXCEPT THAT THE SAME SHARES CANNOT BE TENDERED (UNLESS PROPERLY WITHDRAWN PREVIOUSLY IN ACCORDANCE WITH THE TERMS OF THE OFFER) AT MORE THAN ONE PRICE. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

    In addition, if you are an Odd Lot Owner who tenders all of your Shares you must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 1.

    Signature Guarantees And Method Of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) appears on the certificate tendered, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a member firm of a registered national securities exchange or the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office, branch or agency in the United States which is a member of one of the Stock Transfer Association's approved medallion programs (such as the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program) (each such entity, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    Federal Income Tax Backup Withholding. To prevent federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, if you do not otherwise establish an exemption from such withholding you must notify the Depositary of your correct taxpayer identification number (or certify that you are awaiting a taxpayer identification number) and provide certain other information by completing a Substitute Form W-9 (included in the Letter of Transmittal). If you are a foreign stockholder you may be required to submit Form W-8, certifying non-United States status, in order to avoid backup withholding. See Instructions 12 and 13 of the Letter of Transmittal.

    YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO WHETHER YOU ARE SUBJECT TO OR EXEMPT FROM FEDERAL INCOME TAX WITHHOLDING.

    For a discussion of certain other federal income tax consequences, see
Section 14.

    Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing such facility to transfer such Shares into the Depositary's account in accordance with such facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    Guaranteed Delivery. If you desire to tender Shares pursuant to the Offer and your share certificates are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) such tender is made by or through an Eligible Institution;

    (b) the Depositary receives (by hand, mail, facsimile or telegram), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form of what we have provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), which includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery;

    c) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ trading days after the date the Depositary receives such Notice of Guaranteed Delivery.

    Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor, the form of documents, the terms of the Offer and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which may in the opinion of our counsel be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. No tender of Shares will be deemed to be validly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we determine, as neither us, nor the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give such notice.

    Tender Constitutes an Agreement. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between you and the Company upon the terms and subject to the conditions of the Offer.

    It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (directly or indirectly) to tender Shares for your own account unless, at the time of tender and at the end of the proration period (including any extension thereof), you (i) have a net long position equal to or greater than the amount of (x) Shares tendered or
(y) other securities immediately convertible into, exercisable for, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and
(ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

    The tender of Shares pursuant to any one of the procedures described above will constitute acceptance of the terms and conditions of the Offer as well as your representation and warranty that (i) you have a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

4. WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, the tender of Shares pursuant to the Offer is irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by the Company, may also be withdrawn after 11:59 p.m., New York City time, on June 12, 2000.

    For a withdrawal to be effective, the Depositary must timely receive (at one of its addresses set forth on the back cover of this Offer to Purchase) a written notice of withdrawal. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of notices of withdrawal and our determination shall be final and binding on all parties. Neither us, nor the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of us will incur any liability for failure to give such notice. Any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by the Expiration Date by again following any of the procedures described in
Section 3.

    If we extend the Offer, and are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on your behalf all tendered Shares, and the Shares may not be withdrawn except to the extent you are entitled to withdrawal rights as described in this Section 4.

5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, we will determine the Purchase Price that we will pay for validly tendered Shares, taking into account the number of Shares tendered and the prices specified by tendering stockholders, and will accept for payment (and thereby purchase) as soon as practicable after the Expiration Date validly tendered at or below the Purchase Price. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares which are tendered at or below the Purchase Price and not withdrawn when, as and if we give oral or written notice to the Depositary of our acceptance of such Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including proration), we will purchase and pay a single per Share Purchase Price for 300,000 Shares (subject to increase or decrease as provided in Section 1 and Section 15) or such lesser number of Shares as are validly tendered at prices not greater than $16.00 nor less than $14.50 per Share, as promptly as practicable after the Expiration Date. No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased.

    Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders solely for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

    In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, we do not expect to be able to announce the final results of any such proration until approximately seven Nasdaq trading days after the Expiration Date. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered such Shares) as soon as practicable after the Expiration Date or termination of the Offer without expense to the tendering stockholder. Under no circumstances will we pay interest on the Purchase Price. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

    We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that (i) if payment of the Purchase Price is to be made to or (ii) (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

    WE MAY BE REQUIRED TO WITHHOLD AND REMIT TO THE INTERNAL REVENUE SERVICE (THE "IRS") 31% OF THE GROSS PROCEEDS PAID TO YOU OR ANY OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, we shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for any Shares tendered, if at any time on or after April 3, 2000, and at or before the expiration of the Offer (except for those events dependent on receipt of necessary governmental approvals), any of the following events shall have occurred (or shall have been determined by us to have occurred):

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which:
(1) challenges, seeks to make illegal, delays or otherwise, directly or indirectly, restrains or prohibits the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to or affects the Offer or (2) in our sole judgment, could materially affect our business, condition (financial or other), income, operations or prospects and taken as a whole, or otherwise materially impair in any way the contemplated future conduct of business or any of our subsidiaries or materially impair the Offer's contemplated benefits to us; or

    (b) there shall have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any our subsidiaries by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which, in our sole judgment, would or might directly or indirectly: (1) challenge, seek to make illegal, delay or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acquisition of Shares pursuant to the Offer or otherwise relate in any manner to or affect the Offer or (2) materially affect our business, condition (financial or other), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business of our or any of our subsidiaries or materially impair the Offer's contemplated benefits to us; or

    (c) there shall have occurred: (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market,
(3) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States,
(4) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, operations or prospects or the trading in the Shares or that, in our sole judgment makes it inadvisable to proceed with the Offer or (7) in the case of any of the foregoing existing at the time of the commencement of the Offer, in our or our subsidiaries sole judgment, a material acceleration or worsening thereof; or

    (d) any change shall have occurred, be pending or threatened in the business, condition (financial or other), income, operations, Share ownership or our, or our subsidiaries, prospects, taken as a whole, which, in our sole judgment, is or may be material to us, or any other event shall have occurred which, in our sole judgment, may impair the Offer's contemplated benefits to us; or

    (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

    (f) (1) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission (the "Commission") before April 3, 2000), (2) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission before April 3, 2000 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or
(3) any person, entity or group shall have made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

    The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by us in whole or in part. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time up to the expiration of the Offer, except for the receipt of necessary governmental approvals which may be asserted at any time prior to payment. Any determination by us concerning the events described in this Section 6 shall be final and binding on all parties.

7. PRICE RANGE OF SHARES.

    The Shares are traded on NASDAQ under the symbol "GMCR." The following table sets forth for the fiscal periods indicated the high and low per Share closing prices on NASDAQ as reported in published financial sources.

                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1998
16 weeks ended January 17, 1998.............................  $10.375     $6.625
12 weeks ended April 11, 1998...............................    8.25       7.00
12 weeks ended July 4, 1998.................................    7.50       5.75
12 weeks ended September 26, 1998...........................    6.875      4.25
FISCAL 1999
16 weeks ended January 16, 1999.............................  $ 6.375     $3.875
12 weeks ended April 10, 1999...............................    7.625      5.875
12 weeks ended July 3, 1999.................................    8.125      5.875
12 weeks ended September 25, 1999...........................    8.375      6.469
FISCAL 2000
16 weeks ended January 15, 2000.............................  $ 9.50      $7.00
12 weeks ended April 8, 2000                                   15.375      9.25

    On April 3, 2000, the last trading day prior to the announcement of the Offer, the per Share closing price as reported on NASDAQ was $14.00. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

    The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 3, 2000 for (1) each of our executive officers or directors, (2) all our directors and executive officers as a group, (3) each person known by us to own beneficially 5% or more of the outstanding shares of our Common Stock:

                                                               NUMBER OF
                                                               SHARES OF
                                                              COMMON STOCK   PERCENT OWNERSHIP OF
NAME AND ADDRESS                                              BENEFICIALLY       COMMON STOCK
OF BENEFICIAL OWNER/TITLE                                        OWNED           OUTSTANDING
-------------------------                                     ------------   --------------------
ROBERT D. BRITT(1)..........................................      62,699              1.8%
CHIEF FINANCIAL OFFICER, VICE PRESIDENT,
TREASURER, SECRETARY AND DIRECTOR
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

PAUL COMEY(2)...............................................      49,925              1.5%
VICE PRESIDENT OF FACILITIES AND PROCESS ENGINEERING
c/o Green Mountain Coffee,
33 Coffee Lane
Waterbury, VT 05676

AGNES COOK(3)...............................................      14,735              0.4%
VICE PRESIDENT OF HUMAN RESOURCES
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

WILLIAM D. DAVIS(4).........................................      14,250              0.4%
DIRECTOR
c/o Rondele Specialty Foods
8100 Highway K South
Merrill, WI 54452

JULES A. DEL VECCHIO(4)(10).................................      29,324              0.9%
DIRECTOR
c/o New York Life Insurance Co
51 Madison Avenue
New York, NY 10010

KEVIN G. MCBRIDE(5).........................................      29,128              0.9%
VICE PRESIDENT OF MARKETING
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

HINDA MILLER(5).............................................       1,790              0.1%
DIRECTOR
c/o Deforest Concepts
84 Deforest Heights
Burlington, VT 05401

                                                               NUMBER OF
                                                               SHARES OF
                                                              COMMON STOCK   PERCENT OWNERSHIP OF
NAME AND ADDRESS                                              BENEFICIALLY       COMMON STOCK
OF BENEFICIAL OWNER/TITLE                                        OWNED           OUTSTANDING
-------------------------                                     ------------   --------------------
DAVID E. MORAN(6)...........................................      10,625              0.3%
DIRECTOR
c/o Fusion5
39 Riverside Avenue
Westport, CT 06880

JAMES K. PREVO(7)...........................................      30,074              0.9%
VICE PRESIDENT, CHIEF INFORMATION OFFICER
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

STEPHEN J. SABOL(8).........................................      29,761              0.9%
VICE PRESIDENT OF SALES AND DIRECTOR
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

ROBERT P. STILLER(9)........................................   1,757,751             52.4%
CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

JONATHAN C. WETTSTEIN(11)...................................      70,187              2.1%
VICE PRESIDENT OF OPERATIONS AND DIRECTOR
c/o Green Mountain Coffee, Inc.
33 Coffee Lane
Waterbury, VT 05676

HATHAWAY & ASSOCIATES.......................................     250,000              7.5%
119 Rowayton Avenue
Rowayton, CT 06853

All directors and executive officers as a group (12            2,100,249             58.6%
  persons)(12)..............................................

------------------------

(1) Includes 57,838 shares of Common Stock for Mr. Britt issuable upon exercise of outstanding stock options exercisable within 60 days. Also includes 4,861 shares over which Mr. Britt shares voting and investment power with his wife.

(2) Includes 36,139 shares of Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days.

(3) Includes 14,229 shares of Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days.

(4) Includes for each person 5,750 shares of Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days.

(5) Includes, for each person, 1,250 shares of Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days.

(6) Includes 10,625 shares of Common Stock issuable upon exercise of outstanding stock options exercisable within 60 days.

(7) Includes 27,939 shares of Common Stock for Mr. Prevo issuable upon exercise of outstanding stock options exercisable within 60 days.

(8) Includes 10,814 shares of Common Stock for Mr. Sabol issuable upon exercise of stock options exercisable within 60 days.

(9) Includes an aggregate of 117,870 shares of Common Stock held by Trusts for the benefit of Mr. Stiller's wife and children and excludes shares owned by relatives of Mr. Stiller, if any, as to which Mr. Stiller disclaims beneficial ownership.

(10) Includes 23,574 shares held of record by Phyllis Brennan Hoffman, Mr. del Vecchio's wife.

(11) Includes 59,430 shares of Common Stock for Mr. Wettstein issuable upon exercise of outstanding stock options exercisable within 60 days.

(12) Includes an aggregate of 231,014 shares of Common Stock issuable upon exercise of stock options held by certain officers and directors of the Company that are exercisable within the next 60 days.

    As of April 3, 2000, we had issued and outstanding 3,354,747 Shares and had 286,328 Shares reserved for issuance upon exercise of options which were exercisable within 60 days thereof. The 300,000 Shares that we are offering to purchase represent approximately 9% of the Shares outstanding as of April 3, 2000, and approximately 8% of the sum of the Shares then outstanding and all Shares issuable upon exercise of stock options exercisable within 60 days thereof.

    As of April 3, 2000, our directors and executive officers as a group beneficially owned (including Shares issuable upon the exercise of options exercisable within 60 days) an aggregate of 2,100,249 Shares (approximately 58.6% of the outstanding Shares, including 231,014 Shares issuable upon the exercise of options exercisable within 60 days). If we purchase 300,000 Shares (or approximately 9% of the Shares outstanding at April 3, 2000) pursuant to the Offer, and the executive officers who intend to tender up to an aggregate of 117,500 Shares tender all of such Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, our executive officers and directors as a group would beneficially own approximately 60.3% of the outstanding Shares, including Shares issuable upon the exercise of options exercisable within 60 days.

    On November 16, 1999, the Board of Directors authorized a stock repurchase program of up to $500,000 and increased the authorized amount to $1,500,000 on January 12, 2000. As of April 3, 2000, we had purchased an aggregate of 142,509 Shares at a cost of approximately $1,358,000 in open-market transactions effected through brokers and dealers in accordance with Rule 10b-18 under the Exchange Act. The amounts, dates and prices of repurchases since February 1, 2000 under this program are set forth on Exhibit A hereto. Other than as set forth in the table below, based upon our records and upon information provided to us by our directors, executive officers and affiliates, neither us nor any of our subsidiaries nor, to the best of our knowledge, any of our directors or executive officers or its subsidiaries, nor any associates or affiliates of any of the foregoing, has effected any other transactions in the Shares between February 1, 2000 and April 11, 2000.

                                                                                       PRICE PER
NAME                                                        DATE         SHARES          SHARE
----                                                      --------   ---------------   ---------
Robert D. Britt.........................................  3/24/00    Purchased 361      $7.0125*
William D. Davis........................................  3/14/00    Purchased 1,500    $ 10.25
Kevin G. McBride........................................  3/24/00    Purchased 878      $7.0125*
Hinda Miller............................................  3/16/00    Purchased 1,000    $ 12.56
Hinda Miller............................................  3/30/00    Sold 960           $ 11.88
James K. Prevo..........................................  2/08/00    Gift of 93
James K. Prevo..........................................  2/23/00    Gift of 83
James K. Prevo..........................................  3/24/00    Purchased 223      $7.0125*
Stephen J. Sabol........................................  4/10/00    Sold 1,700         $ 16.75
Jonathan C. Wettstein...................................  3/24/00    Purchased 1,286    $7.0125*

------------------------

*   Through the 1998 Employee Stock Purchase Plan

    Open-market transactions may be effected through brokers and/or dealers by the listed officers and/or directors subsequent to April 11, 2000.

    Executive officers and directors of the Company may participate in the Offer on the same basis as our other stockholders.

WE HAVE BEEN ADVISED THAT CERTAIN OF OUR EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE OF 117,500 SHARES PURSUANT TO THE OFFER.

    Robert D. Britt, our Vice President, Treasurer and Secretary, Chief Financial Officer and Director, beneficially owns 62,699 Shares (which represent 1.8% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 3,000 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Britt would beneficially own 59,699 Shares after the Offer (which would represent 1.9% of the then outstanding Shares).

    Paul Comey, our Vice President of Facilities and Process Engineering, beneficially owns 49,925 Shares (which represent 1.5% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 2,500 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Comey would beneficially own 47,425 Shares after the Offer (which would represent 1.5% of the then outstanding Shares).

    James K. Prevo, our Vice President, Chief Information Officer, beneficially owns 30,074 Shares (which represent 0.9% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 1,000 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Prevo would beneficially own 29, 074 Shares after the Offer (which would represent 0.9% of the then outstanding Shares).

    Stephen J. Sabol, our Vice President of Sales and a Director, beneficially owns 29,761 Shares (which represent 0.9% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 8,000 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Sabol would beneficially own 21,761 Shares after the Offer (which would represent 0.7% of the then outstanding Shares).

    Robert P. Stiller, our Chairman, President and Chief Executive Officer, beneficially owns 1,757,751 Shares (which represents 53.4% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 100,000 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Stiller would beneficially own 1,657,751 Shares after the Offer (which would represent 54.3% of the then outstanding Shares). On April 3, 2000, Mr. Stiller pledged 50,000 shares of Common Stock of the Company to Key Bank, N.A. as additional collateral for a line of credit provided by Key Bank, N.A. to Mr. Stiller.

    Jonathan C. Wettstein, our Vice President of Operations and a Director, beneficially owns 70,187 Shares (which represent 2.1% of the outstanding Shares as of April 3, 2000) and has indicated an intent to tender up to 3,000 Shares. If all such Shares are tendered, and assuming 300,000 Shares are purchased pursuant to the Offer (without consideration of proration), Mr. Wettstein would beneficially own 67,187 Shares after the Offer (which would represent 2.2% of the then outstanding Shares).

    The number of Shares which the executive officers have indicated an intention to tender is based on their present intention, and each officer has reserved the right to tender all or any portion of the Shares beneficially owned by him or her. Other than such officers, we have been advised that no other executive officers or directors intend to tender Shares.

    Except for outstanding options to purchase Shares granted to certain of our employees (including executive officers) and except as otherwise described herein, neither us nor, to the best of our knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of our affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

    Subsequent to the completion of the Offer, but at least 10 days thereafter, the Company anticipates it will resume its open-market stock repurchase program, depending on the number of shares acquired in connection with the Offer and various other factors.

    Except as disclosed in this Offer, we have no plans or proposals which relate to or would result in: (a) an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
(b) a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries; (c) any material change in our present dividend rate or policy, indebtedness or capitalization; (d) any change in our present Board of Directors or management (e) any other material change in our corporate structure or business; (f) a class of our equity security being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (g) a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of ours or the disposition of our securities; or (j) any changes in our Certificate of Incorporation or By-Laws or other governing instruments or other acquisitions that could impede acquisition or control of the Company.

9. BACKGROUND AND PURPOSE OF THE OFFER.

    We believe that the repurchase of our Common Stock is consistent with our long-term goal of increasing stockholder value. In recent months, valuations of the shares of "small-cap" companies (under $1 billion of market capitalization), like us, have been weaker than those of larger companies. In addition, the Shares have been trading at levels below those of shares of our peers. Therefore, the Board of Directors concluded that the Shares are undervalued relative to the equity markets generally and to shares of our peers in particular.

    Based on the foregoing, the Board of Directors decided that it would be in our best interests to make the Offer and to consummate the repurchase of Shares in accordance with the terms of the Offer.

    The Offer provides our stockholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $16.00 nor less than $14.50 per Share) at which they are willing to sell their Shares and, if any such Shares are purchased pursuant to the Offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. The Offer also allows any of our stockholders to sell a portion of their Shares while retaining a continuing equity interest in the Company if they so desire. ANY STOCKHOLDERS OWNING AN AGGREGATE OF LESS

THAN 100 SHARES WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER NOT ONLY WILL AVOID ANY PAYMENT OF BROKERAGE COMMISSIONS, BUT ALSO WILL AVOID ANY APPLICABLE ODD LOT DISCOUNTS PAYABLE ON SALES OF ODD LOTS. In addition, the Offer may give our stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to commencement of the Offer. To the extent the purchase of Shares in the Offer results in a reduction in the number of stockholders of record, the costs incurred by us for services to stockholders may be reduced.

    WE CANNOT AND NEITHER CAN OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH STOCKHOLDER'S SHARES AND WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS AND MAKE YOUR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED.

    Any Shares which we acquire pursuant to the Offer will become authorized but unissued shares and will be available for the Company to re-issue without further stockholder action (except as required by applicable law or the rules of any securities exchange or over-the-counter market, including NASDAQ, on which the Shares are listed). Such Shares could be issued without stockholder approval for such purposes as, among others, the acquisition of other businesses, the raising of additional capital for use in our business, the distribution of stock dividends and the implementation of employee benefit plans.

10. CERTAIN INFORMATION ABOUT THE COMPANY.

    We are a Delaware corporation and were incorporated on July 20, 1993. Our wholly-owned subsidiary Green Mountain Coffee Roasters, Inc., a Vermont corporation, was incorporated on May 7, 1981.

    Our principal executive offices are located at 33 Coffee Lane, Waterbury, Vermont 05676, and our telephone number is (802) 244-5621.

    Additional Information. We are subject to the informational requirements of the Exchange Act and we file periodic reports, proxy statements and other information with the Commission relating to our business, financial condition and other matters. We are required to disclose our proxy statements and report certain information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal owners of our securities and any material interest of such persons in transactions with us. We have also filed a Tender Offer Statement on Schedule TO (the "Schedule TO") with the Commission, which includes certain additional information relating to the Offer. Any forward-looking statements that have been made in connection with the Offer or are subequently made in connection with the Offer are not covered by the safe-harbor provisions of the Securities Litigation Reform Act.

    Such material may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection and copying at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Such information may also be accessed electronically information statements and other information filed with the Commission also may be inspected at the offices of Nasdaq, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Copies may also be obtained by mail for prescribed rates from the Commission's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The Schedule TO will not be available at the Commission's regional offices.

11. SOURCE AND AMOUNT OF FUNDS.

    Assuming that we purchase 300,000 Shares pursuant to the Offer at a Purchase Price of $16.00 per Share (the highest price in the range of possible Purchase Prices), we expect the maximum aggregate cost of the Offer, including all fees and expenses applicable to the Offer, to be approximately $4,900,000. We anticipate that the funds necessary to purchase Shares pursuant to the Offer and to pay the related fees and expenses will come from borrowings under the Company's Revolving Line of Credit with Fleet Bank-- N.H.

    The maximum amount available to the Company under the Revolving Line of Credit is $15,000,000; provided, however, a maximum of $6,250,000 may be used to repurchase shares. Amounts outstanding under the Line of Credit bear a variable interest rate. Interest is payable monthly. The outstanding principal and accrued interest is due on March 31, 2003. All of the Company's assets are pledged as security for the Revolving Line of Credit.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of stockholders. Nonetheless, we anticipate that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. The number of record holders of our Common Stock was 653 as of May 10, 2000. It is not possible to predict the number of our record holders assuming the maximum number of shares are tendered without being subject to proration as that depends on the number of shares tendered by each tendering stockholder.

    Based on the published guidelines of NASDAQ, we believe that our purchase of Shares pursuant to the Offer will not cause remaining Shares to be delisted from Nasdaq.

    The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek such approval or other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

    The following summary is a general discussion of certain of the United States federal income tax consequences of the Offer. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the IRS.

    YOU ARE URGED TO CONSULT AND RELY ON YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF TENDERING SHARES PURSUANT TO THE OFFER.

    In General. Your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign or other tax laws. This summary does not discuss any aspects of state, local, foreign or other tax laws. If you are a certain type of entity or individual (including insurance companies, tax- exempt organizations, financial institutions and broker dealers) you may be subject to special rules not discussed below. For purposes of this discussion, you are assumed to hold your Shares as capital assets.

    Treatment as a Sale or Exchange. Under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), a transfer of Shares to the Company pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares (rather than as a dividend distribution) if the receipt of cash upon the sale (a) is "substantially disproportionate", (b) results in a "complete termination" of your interest in the Company or (c) is "not essentially equivalent to a dividend". These tests (the "Section 302 Tests") are explained more fully below.

    If any of the Section 302 Tests are satisfied, you will recognize capital gain or loss equal to the difference between the amount of cash received by you pursuant to the Offer and your basis in the Shares sold pursuant to the Offer. Shares held for (i) 12 months or less will be taxable at the short-term capital gains rate and (ii) more than 12 months will be taxable at the long-term capital gains rate.

    Constructive Ownership of Stock. In determining whether any of the
Section 302 Tests are satisfied, you must take into account not only Shares actually owned by you, but also Shares that are constructively owned pursuant to
Section 318 of the Code. Under Section 318, you may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which you have an interest, or, or if you are an entity, by certain individuals or entities that have an interest in you, as well as any Shares you have a right to acquire by exercise of an option or by the conversion or exchange of a security. With respect to option and convertible security attribution, the IRS takes the position that Shares constructively owned by a stockholder by reason of a right on your part to acquire the Shares from the Company are not to be considered outstanding for purposes of applying the Section 302 Tests to other stockholders; however, there are both contrary and supporting judicial decisions with respect to this issue.

    The Section 302 Tests. One of the following tests must be satisfied in order for the exchange of shares pursuant to the Offer to be treated as a sale rather than as a dividend distribution.

    (a) Substantially Disproportionate Test. Your receipt of cash will be substantially disproportionate if the percentage of the outstanding Shares actually and constructively owned by you immediately following the exchange of Shares pursuant to the Offer (treating Shares exchanged pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by you immediately before the exchange (treating Shares exchanged pursuant to the Offer as outstanding).

    (b) Complete Termination Test. Your receipt of cash will be a complete termination of your interest if either (i) all of the Shares actually and constructively owned by you are sold pursuant to the Offer or (ii) all of the shares actually owned by you are sold pursuant to the Offer and you are eligible to waive, and effectively waive, the attribution of Shares constructively owned by you in accordance with the procedures described in Section 302(c)(2) of the Code. If you are considering terminating your interest in accordance with
Section 302(c)(2) of the Code, you should do so in consultation with your own tax advisors.

    (c) Not Essentially Equivalent to a Dividend Test. Your receipt of cash will not be essentially equivalent to a dividend if your exchange of Shares pursuant to the Offer results in a "meaningful reduction" of your proportionate interest in the Company. Whether your receipt of cash will result in a meaningful reduction of your proportionate interest will depend on your particular facts and circumstances. However, in the case of a small minority stockholder, even a small reduction may satisfy this test where, as with the Offer, payments are not expected to be pro rata with respect to all outstanding Shares. The IRS has indicated in a published ruling that, in the case of a small minority stockholder of a publicly held corporation who exercises no control over corporate affairs, a reduction in the stockholder's proportionate interest in the corporation from .00011189 to .000108190 would constitute a meaningful reduction.

    Although the issue is not free from doubt, you may be able to take into account acquisitions or dispositions of Shares (including market purchases and sales) substantially contemporaneous with the Offer in determining whether any of the Section 302 Tests are satisfied.

    In the event that the Offer is oversubscribed, our purchase of Shares pursuant to the Offer will be prorated. Thus, in such case even if all the Shares actually and constructively owned by you are tendered pursuant to the Offer, not all of the Shares will be purchased by the Company, which in turn may affect your ability to satisfy the Section 302 Tests.

    Treatment as a Dividend. If none of the Section 302 Tests are satisfied and we have sufficient earnings and profits (as to which there can be no assurances), and you tender shares, you will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by you pursuant to the Offer. This amount will not be reduced by your basis in the Shares exchanged pursuant to the Offer, and (except as described below for corporate stockholders eligible for the dividends-received deduction) basis in those Shares will be added to your basis in your remaining Shares. No assurance can be given that any of the Section 302 Tests will be satisfied as to any particular stockholder, and thus no assurance can be given that you will not be treated as having received a dividend taxable as ordinary income. If none of the Section 302 Tests are satisfied, any cash received for Shares pursuant to the Offer in excess of our earnings and profits will be treated first as a non taxable return of capital to the extent of, and in reduction of, your basis for such shares, and thereafter as a capital gain to the extent it exceeds such basis.

    Special Rules for Corporate Stockholders. If you are a corporate stockholder and your exchange of shares does not satisfy any of the Section 302 Tests and assuming we have sufficient earnings and profits so that the exchange is treated as a dividend, you generally will be entitled to a dividends-received deduction equal to 70% of the dividend. This is subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period and other requirements of Section 246(c) of the Code. Also, since it is expected that purchases pursuant to the Offer will not be pro rata as to all stockholders, any amount treated as a dividend by you will constitute an "extraordinary dividend" subject to the provisions of
Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Under Section 1059 of the Code, you must reduce the tax basis of all your stock (but not below zero) by the portion of any "extraordinary dividend" that is generally equal to the deduction allowable under the dividends-received deduction rules and, if such portion exceeds your tax basis for the stock, must treat any such excess as additional gain in the year in which such extraordinary dividend occurs.

    Employee Option Plans. If you are our employee and you exercise a non-qualified stock option granted under our stock option plans in order to acquire Shares to tender pursuant to the Offer, you will be required to recognize ordinary income in an amount equal to the excess of the fair market value of Shares on the date the option is exercised over the exercise price. Your basis in the Shares will equal the fair market value of the Shares on the date the option is exercised, and your holding period for purposes of determining eligibility for long-term capital gain will begin after the option is exercised. The exchange of the Shares pursuant to the Offer will be taxed in accordance with the rules described in the preceding sections.

    Foreign Stockholders. If you are a foreign stockholder we will assume that the exchange is a dividend to you and will therefore withhold federal income tax at a rate equal to 30% of the gross proceeds paid to you or your agent pursuant to the Offer, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by you within the United States. For this purpose, you will be considered a foreign stockholder if you are not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) any estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) one or more United States persons have authority to control all substantial decisions of the trust.

    Generally, if you are a foreign stockholder the determination of whether a reduced rate of withholding is applicable is made by reference to your address or to a properly completed Form 1001 furnished by you, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to you is effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by you. The Depositary will determine your eligibility for a reduced rate of, or exemption from, withholding by reference to your address and any Forms 1001 or 4224 submitted to the Depositary by you is, unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Depositary. See the instructions to the Letter of Transmittal.

    If you are a foreign stockholder and tax has been withheld, you may be eligible to obtain a refund of all or a portion of the withheld tax if you satisfy one of the Section 302 Tests for capital gain treatment or are otherwise able to establish that no tax or a reduced amount of tax is due. If you are a foreign stockholder, you are urged to consult your own tax advisor regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

15. EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

    We expressly reserve the right, at any time or from time to time, in our sole discretion, and regardless of whether any of the conditions specified in
Section 6 shall have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement.

    Our reservation of the right to delay payment for Shares which have accepted for payment is limited by Rules 13e-4(f)(2) and 13e-4(f)(5) promulgated under the Exchange Act. Rule 13e-4(f)(2) requires that we permit Shares tendered pursuant to the Offer to be withdrawn: (i) at any time during the period the Offer remains open and (ii) if not yet accepted for payment, after the expiration of forty business days from the commencement of the Offer.
Rule 13e-4(f)(5) requires that we must either pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

    Subject to compliance with applicable law, we further reserve the right, in our sole discretion, at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the number of Shares we may purchase or the range of prices we may pay pursuant to the Offer. Amendments to the Offer may be made at any time or from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) we increase or decrease the price to be paid for Shares, or (ii) we increase or decrease the number of Shares being sought and any such increase in the number of Shares being sought exceeds 2% of the outstanding Shares and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

    We have retained D.F. King & Co., Inc. as Information Agent and Continental Stock Transfer & Trust Company as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. We will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and have agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

    We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. We will, however, on request through the Information Agent, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of this Offer. We will pay (or cause to be paid) any stock transfer taxes on our purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17. MISCELLANEOUS.

    The Offer is not being made to, nor will we accept tenders from, holders of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or blue sky laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, we reserve the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as we make a good faith effort to comply with any state law deemed applicable to the Offer, if we cannot do so, we believe that the exclusion of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                   EXHIBIT A

                        COMPANY STOCK REPURCHASE PROGRAM

TRADE DAY               # OF SHARES   PURCHASE PRICE PER SHARE
---------               -----------   ------------------------
02/01/00......              4,600             $10.9375
02/02/00......              3,000             $10.9375
02/03/00......              6,000             $11.0000
02/11/00......              6,800             $10.7500
03/16/00......             10,000             $12.0000
03/31/00......              5,000             $12.0000

    Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                The Depositary:

                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By First Class or Express Mail:                By Hand or Overnight Delivery:

Continental Stock Transfer & Trust Company     Continental Stock Transfer & Trust Company
Two Broadway, 19(th) Floor                     Two Broadway, 19th Floor
New York, NY 10004                             New York, NY 10004

                               Telephone Number:

                              (212) 509-4000 X535

                            Facsimile Transmission:

                                 (212) 616-7610

                             To Confirm Receipt of
                              Notice of Guaranteed
                                  Delivery and
                            Facsimile Transmissions:

                               (212) 509-4000X535

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer. To confirm delivery of your Shares, you are directed to contact the Depositary.

                             The Information Agent:

                             D.F. KING & CO., INC.

                         77 Water Street, 20(th) Floor
                               New York, NY 10005
                          Call Collect: (212) 269-5550
                           Toll Free: (800) 714-3305